Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

April 16, 2009

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of thirty-eight cents ($0.38) per Unit of Beneficial Interest payable on May 20, 2009 to Mesabi Trust Unitholders of record at the close of business on April 30, 2009.  This compares to a distribution of twelve cents ($0.12) per Unit for the same period last year.

The total royalty payment expected to be received by Mesabi Trust on April 30, 2009 is $5,105,276 (which includes the fee royalty expected to be received by the Mesabi Land Trust). With respect to shipments of iron ore during the first calendar quarter of 2009, Mesabi Trust received a minimum advance royalty payment of $202,044 which represents one quarter of the annual minimum royalty payment for 2009 of $808,177.  Mesabi Trust received a minimum advance royalty because it was credited with shipments of less than 10,000 tons for the first calendar quarter of 2009.  Shipments credited to the Trust during first calendar quarter decreased approximately 98% from 493,695 tons during the first calendar quarter of 2008.

The increase in the distribution, as compared to the same quarter last year, is primarily due to adjustments to the royalty payments received by Mesabi Trust for past shipments of iron ore pellets by Northshore Mining Company (“Northshore”), the lessee/operator of Mesabi Trust lands, during calendar years 2006, 2007 and 2008.  The Trust receives royalties based on the volume of shipments and the selling prices of iron ore pellets shipped by Northshore.  As part of the total royalty payment, Mesabi Trust will receive a payment of $663,118 representing pricing adjustments for shipments and sales of iron ore pellets by Northshore during calendar year 2006. With respect to shipments and sales by Northshore during calendar year 2007, Mesabi Trust will receive a negative adjustment of $382,067. Most significantly, Mesabi Trust will receive a payment of $4,622,181 representing adjustments for 2008 shipments and sales by Northshore based on estimated 2008 pricing, and which is subject to further adjustments in the future.  The net effect of the adjustment payments from Northshore with respect to calendar years 2006, 2007 and 2008 resulted in a total positive adjustment of $4,903,232, or 96% of the distribution announced today.

As previously disclosed, the pricing adjustments discussed above were made in accordance with long-term sales contracts among Northshore, Northshore’s parent Cliffs Natural Resources Inc (“Cliffs”) and certain of their customers (the “Cliffs Pellet Agreements”).  The prices under the Cliffs Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis. As described above, the royalty payment attributable to the first calendar quarter of 2009 (and thus the distribution announced today) was increased as the result of substantial positive adjustments to royalty payments previously received by Mesabi Trust due to changes in the estimated selling prices of iron ore pellets under the Cliffs Pellet Agreements and Northshore’s previous pricing estimates on shipments attributed to Mesabi Trust.  Royalty payments received by the

Trust in 2007, 2008 and 2009 will continue to reflect estimated prices for shipments of iron ore products that may be subject to further adjustment (upward or downward) in accordance with the Cliffs Pellet Agreements.  Cliffs has not provided the Mesabi Trustees with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although Cliffs did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements that are subject to change in the future.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Unitholders in future quarters.

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The royalties paid to the Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands. The volume of actual shipments of iron ore products in any particular quarter is not necessarily indicative of the level of shipments in subsequent quarters. Northshore has not provided the Mesabi Trustees with a forecast of the volume of shipments of iron ore pellets in calendar 2009.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2009, royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices (and price adjustments) and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to the Trust and other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749